Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Fourth quarter activities report for period ended June 30, 2025 Highlights • During the quarter, Tamboran delivered record Beetaloo Basin IP30, 60 and 90 flow testing from the Shenandoah South 2H sidetrack (SS-2H ST1) over a 5,483-foot stimulated horizontal within the Mid Velkerri B Shale. • Over the last 30 days of the production test, flow rates from the SS-2H ST1 well increased by ~2% without any downhole intervention and maintaining a 44/64” choke. • In July 2025, Tamboran commenced the largest drilling program in the Beetaloo Basin to date. The program includes three batch drilled wells (SS-4H, -5H and -6H), each with a 10,000-foot horizontal section. • The SS-4H and -5H wells have been successfully drilled to target depth (TD), while the SS-6H well is preparing to commence building the curve and drilling the horizontal section. The program is currently in line with timeline and budget. • Tamboran agreed terms with Native Title Holders to avoid flaring and received consent to sell appraisal gas from the proposed Shenandoah South Pilot Project over a three-year period. Subsequently, the Northern Territory Government (NTG) approved the sale of appraisal gas under the Beneficial Use of Gas (BUG) Legislation. • Tamboran commenced the formal farmout process of the ~400,000-acre Phase 2 Development Area with RBC Capital Markets. Updates will be provided to the market at the appropriate time. • In July 2025, Mr. Dick Stoneburner was appointed interim CEO and will serve as Chair and interim CEO until a new successor is named. This follows former CEO and Managing Director, Mr. Joel Riddle stepping down. • Mr. Scott Sheffield and Mr. Phillip Pace were appointed as Non-Executive Directors of Tamboran. Mr. John Bell Sr. stepped down from Tamboran’s Board of Directors. • As of June 30, 2025, the Company had a cash balance of US$45.2 million, with expected future receivables of ~US$26 million from proceeds from Tranche 2 of PIPE Transaction and DWE acreage sale. Tamboran Resources Corporation Chairman and Interim CEO, Richard Stoneburner, said: “The fourth quarter has been a period of incredible activity for Tamboran. Our team delivered record flow rates from the ~5,500-foot horizontal section in the SS-2H ST1 well. Importantly, the well delivered an ANNOUNCEMENT September 25, 2025 Tamboran Resources Corporation (NYSE: TBN; ASX: TBN)

2 extremely flat decline curve over the 90-day period, including a surprising 2% increase over the last 30 days of testing without downhole intervention or changes to the choke. “In July 2025, we commenced the largest drilling campaign in the history of the Beetaloo Basin. The program includes three batched-drilled wells, each with a 10,000-foot horizontal section within the Mid Velkerri B shale. I am happy to report that earlier this week, we reached TD on the second of the three wells, delivering record drilling speeds through the horizontal section in the formation. “We also reached a key milestone in securing Native Title Holder and NTG approval to sell gas under the legislated appraisal framework. We appreciate the Native Title Holders and the Northern Land Council for their support in reaching a positive outcome with this significant agreement and for their vision and support.” Proposed Northern Pilot Area Tamboran 47.5 per cent working interest in 20,309 acres and operator1 During the quarter, Tamboran commenced flow testing of the SS-2H ST1 over a 5,483-foot stimulated horizontal within the Mid Velkerri B Shale. In June 2025, the Company reported a Beetaloo Basin record average 30-day initial production (IP30) flow rate of 7.2 million cubic feet per day (MMcf/d) over a 5,483-foot (1,671-metre), 35 stage stimulated length. The flow rate of 13.2 MMcf/d over an extrapolated 10,000-foot horizontal section is in-line with the average of more than 11,000 wells in the Marcellus Shale dry gas area with production for over a 12-month period. The result demonstrates Tamboran’s view of commercial deliverability of gas from the Mid Velkerri B Shale to the East Coast gas market that typically sells at a premium to Henry Hub. In August 2025, Tamboran reported a Beetaloo Basin record average IP90 flow rate of 6.7 MMcf/d. Over the last 30 days, flow rates from the SS-2H ST1 well increased by ~2% without any downhole intervention and maintaining a 44/64” choke. At the completion of the 90-day period, the well was flowing at 6.5 MMcf/d with a wellhead pressure of ~700 psi, a ~3% decline from the end of Day 60. In July 2025, Tamboran continued appraising the commercial potential of the Velkerri B Shale with the commencement of the most active drilling campaign in the history of the Beetaloo Basin. The program includes drilling of the SS-4H, -5H and -6H well that have been drilled utilizing batch drilling techniques and utilizing the Helmerich and Payne (NYSE: HP) H&P super-spec FlexRig® Flex 3 rig, each with a 10,000- foot horizontal section within the Mid Velkerri B shale. As of September 24, 2025, the SS-4H and -5H wells had each successfully reached TD in approximately 27 days (spud to TD). The SS-6H is preparing to commence building the curve and drilling the horizontal section. Following the drilling program, Tamboran plans to stimulate the full 10,000-foot horizontal section of the SS-4H well with up to 60 stages utilizing the Liberty Energy (NYSE: LBRT) stimulation fleet in the Beetaloo 1 Subject to the completion of the SS-2H ST1 and SS-3H wells on the Shenandoah South pad 2.

3 Basin. The well is expected to be tested for 30 days in early 2026 prior to being shut-in ahead of the commencement of gas sales which are expected to commence in mid-2026. Following the wet season, in 2Q 2026 Tamboran expects to stimulate the remaining three drilled and uncompleted wells (SS-3H, -4H and -5H) ahead of the commencement of gas sales. In total, the five wells are expected to deliver the contracted 40 MMcf/d volume required under the Gas Sales Agreement (GSA) with the NTG. In September 2025, Tamboran and APA Group (ASX: APA) secured the final approvals under the BUG Legislation to sell appraisal gas under the existing Exploration Permits (EPs). The construction of the Sturt Plateau Compression Facility (SPCF) has commenced, with Tamboran completing earthworks and piling to enable the compressor units and TEG packages to be delivered to site and lifted into location. APA has commenced construction of the Sturt Plateau Pipeline (SPP) connecting the SPCF to APA-owned Amadeus Gas Pipeline (AGP), the local pipeline network in the Northern Territory connecting Darwin to Alice Springs via the Beetaloo Basin. EP 161 Santos 75 per cent working interest and operator, Tamboran 25 per cent working interest During the quarter, the operator commenced preparations for a two 10,000-foot horizontal well program at the Jibera South and Newcastle South locations in EP 161. Santos plans to commence the two well program in mid-2026, subject to final approvals and expects to stimulate each well during the 2027 dry season. EP 136, EP 143 and EP(A) 197 Tamboran 100 per cent working interest and operator During the quarter, the operator applied for a suspension, extension, and variation of minimum work program for Term 2 in EP 143. Under the variation Tamboran would be required to acquire 2D seismic and drill a stratigraphic well in 2026 and 2028, respectively. No activity was undertaken on the EP 136 acreage during the period. Commercial and Corporate Native Title Holder and Northern Territory Government Approval In September 2025, Tamboran announced it had received approval from the NTG to sell appraisal gas from its exploration permits in the Beetaloo Basin under the BUG legislation.

4 This is the first approval granted by the NTG through the new BUG legislation and follows consent from Native Title Holders for the sale of up to 60 TJ per day from the proposed Shenandoah South Pilot Project over a three-year period. The BJV holds all necessary approvals to sell gas from the proposed Pilot Project. The project aims to begin gas sales of up to 40 TJ per day to the NTG under a binding GSA which is expected to commence in mid-2026. PIPE offer raised US$55.4 million (pre-fees) In May 2025, Tamboran announced it had entered into subscription agreements to issue approximately 3.1 million shares of Common Stock in a PIPE to institutional investors, raising a total of approximately US$55.4 million, before deducting placement agent fees and other offering expenses. The PIPE was conducted at a price of US$17.74 per share of Common Stock, representing a 15% discount to the closing price of US$20.87 per share on Monday May 12, 2025. The first tranche of US$44.4 million was successfully completed on Friday May 16, 2025. The second tranche of the remaining US$11.0 million was approved by Tamboran Common Stockholders at a Special Meeting of Stockholders on July 21, 2025. The transaction was supported by US$10 million from Formentera Partners, an entity founded by Bryan Sheffield and was backed by Tamboran’s existing shareholders. Checkerboard of Beetaloo JV assets with Daly Waters Energy, LP In May 2025, Tamboran and DWE (100% owned by Formentera Australia Fund, LP) signed a binding agreement to finalize the checkerboard of the joint acreage position across EPs 76, 98 and 117. Under the process, Tamboran and DWE selected acreage, resulting in each party holding regions at a 77.5% owned and operated working interest (Falcon hold the remaining 22.5% non-operating interest). Ownership of the proposed northern Pilot Area, the focus for initial gas production in the Northern Territory, remains unchanged (Tamboran 47.5% operator, DWE 47.5% and Falcon 5%) with expansion into the southern Pilot Area (Tamboran 38.75%, DWE 38.75% operator and Falcon 22.5%) anticipated in accordance with the terms of the acreage sale. Acreage sale to Daly Waters Energy, LP In conjunction with the checkerboard, Tamboran and DWE have entered into a binding agreement whereby DWE will acquire a non-operating and non-controlling interest across 100,000 acres within two areas of

5 Tamboran’s post-checkerboard acreage position for a consideration of US$15 million. These areas include a 19.38% interest (78,817 net acres) in the Phase 2 Development Area and a 9.67% interest (21,183 net acres) in the proposed RL10 Area. The transaction is subject to certain conditions precedent including, and not limited to, DWE obtaining approval from the Formentera Australia Fund, LP’s Limited Partner Advisory Committee, Tamboran shareholder approval and regulatory approvals. Proposed Phase 2 Development Area farmout During the quarter, Tamboran engaged RBC Capital Markets to commence a formal farm-down of the Phase 2 Development Area. The formal process commenced in July 2025. DWE will have participation rights to any transaction on the same terms. Board and Management changes In July 2025, Tamboran announced that Dick Stoneburner, Chairman of the Board of Directors of the Company, has been appointed as interim Chief Executive Officer and will serve as Chair and interim Chief Executive Officer until a new successor is named. Tamboran’s Board has commenced a search for a new permanent CEO and has engaged a leading executive search firm. In conjunction, Joel Riddle has stepped down as Chief Executive Officer and Managing Director. Former Pioneer Natural Resources Director and CEO, Mr. Scott Sheffield and Mr. Phillip Pace have been appointed as Non-Executive Directors of Tamboran. As a result, Mr. John Bell Sr. has stepped down from Tamboran’s Board of Directors.

6 Capital Structure At the end of the quarter, Tamboran had total cash on hand of US$45.2 million and no debt. The current capital structure, as at the date of this report, is as follows: 1,390,471,000 CHESS Depositary Interests 200:1 18,151,222 CDI Options fully vested (unlisted) 35,850,000 CDI Options unvested and subject to milestones (unlisted) 10,868,403 Common Stock Changes to the capital structure from the previous quarter include:  Conversion of 241,084,400 CDIs to Common Stock (1,205,422 increase in Common Stock).  Conversion of 16,000 common stock to CDIs (increase in 3,200,000 CDIs)

Permits

At the end of the quarter, Tamboran and its subsidiaries held the following petroleum permits:

Exploration Permit	Location	Working Interest
Proposed Northern Pilot Area	Beetaloo Basin, Northern Territory	*47.50%*,1,2*
Proposed Southern Pilot Area	Beetaloo Basin, Northern Territory	*38.75%[1]*
Proposed Phase 2 Development Area	Beetaloo Basin, Northern Territory	*58.12%*,1*
Proposed Retention Lease 10 (RL10)	Beetaloo Basin, Northern Territory	*67.83%*,1*
Remaining ex-EP 76, 98 and 117 acres	Beetaloo Basin, Northern Territory	*77.50%*,1*
EP 161	Beetaloo Basin, Northern Territory	*25.0%*
EP 136	Beetaloo Basin, Northern Territory	*100.0%**
EP 143	Beetaloo Basin, Northern Territory	*100.0%**
EP(A) 197	Beetaloo Basin, Northern Territory	*100.0%**

**Denotes operator.*
[1]Subject to the completion of certain conditions precedent and regulatory approvals.
[2]Subject to the completion of the SS-2H ST1 and SS-3H wells on the Shenandoah South pad 2. Note, Falcon have nominated zero participation in the SS-4H, 5H and 6H wells, which will increase Tamboran's working interest in the proposed Northern Pilot Area on completion of the stimulation of the wells.

Announcements

This Quarterly Activities Report contains information reported in the following announcements released during the reporting period:

14	May 2025	US$55.4 million PIPE of Common Stock
14	May 2025	Tamboran finalizes checkerboard & progresses farmout process
30	May 2025	Tamboran announces closing of First Tranche of PIPE
16	June 2025	SS-2H ST1 delivers record Beetaloo Basin IP30 flow result
14	July 2025	SS-2H ST1 delivers Beetaloo Basin record IP60 flow rate
28	July 2025	Board and Management Changes
11	August 2025	SS-2H ST1 record IP90 flow test
13	August 2025	Native Title Holders approve sale of Appraisal Gas
01	September 2025	NT Govt. approve sale of appraisal gas under BUG legislation

This announcement was approved and authorised for release by Dick Stoneburner, the Chairman and Interim Chief Executive Officer of Tamboran Resources Corporation.

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8 For further information, please contact: Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com About Tamboran Resources Corporation Tamboran Resources Corporation (“Tamboran” or the “Company”), through its subsidiaries, is the largest acreage holder and operator with approximately 1.9 million net prospective acres in the Beetaloo Sub- basin within the Greater McArthur Basin in the Northern Territory of Australia. Tamboran’s key assets include a 47.5% operating interest over 20,309 acres in the proposed northern Pilot Area, a 38.75% non-operating interest over 20,309 acres in the proposed southern Pilot Area, a 58.13% operating interest in the proposed Phase 2 development area covering 406,693 acres, a 67.83% operated interest over 219,030 acres in a proposed Retention License 10, a 77.5% operating interest across 1,487,418 acres over ex-EPs 76, 98 and 117, a 100% working interest and operatorship in EP 136 and a 25% non-operated working interest in EP 161, which are all located in the Beetaloo Basin. The Company has also secured ~420 acres (170 hectares) of land at the Middle Arm Sustainable Development Precinct in Darwin, the location of Tamboran’s proposed NTLNG project. Pre-FEED activities are being undertaken by Bechtel Corporation.

9 Figure 1: Tamboran’s Beetaloo Basin asset location map.

10 Disclaimer Tamboran makes no representation, assurance or guarantee as to the accuracy or likelihood of fulfilment of any forward-looking statement or any outcomes expressed or implied in any forward-looking statement. The forward-looking statements in this report reflect expectations held at the date of this document. Except as required by applicable law or the ASX Listing Rules, Tamboran disclaims any obligation or undertaking to publicly update any forward-looking statements, or discussion of future financial prospects, whether as a result of new information or of future events. The information contained in this announcement does not take into account the investment objectives, financial situation or particular needs of any recipient and is not financial product advice. Before making an investment decision, recipients of this announcement should consider their own needs and situation and, if necessary, seek independent professional advice. To the maximum extent permitted by law, Tamboran and its officers, employees, agents and advisers give no warranty, representation or guarantee as to the accuracy, completeness or reliability of the information contained in this presentation. Further, none of Tamboran nor its officers, employees, agents or advisers accept, to the extent permitted by law, responsibility for any loss, claim, damages, costs or expenses arising out of, or in connection with, the information contained in this announcement. Note on Forward-Looking Statements This press release contains “forward-looking” statements related to the Company within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “participate,” “progress,” “conduct” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors, including but not limited to: our early stage of development with no material revenue expected until 2026 and our limited operating history; the substantial additional capital required for our business plan, which we may be unable to raise on acceptable terms; our strategy to deliver natural gas to the Australian East Coast and select Asian markets being contingent upon constructing additional pipeline capacity, which may not be secured; the absence of proved reserves and the risk that our drilling may not yield natural gas in commercial quantities or quality; the speculative nature of drilling activities, which involve significant costs and may not result in discoveries or additions to our future production or reserves; the challenges associated with importing U.S. practices and technology to the Northern Territory, which could affect our operations and growth due to limited local experience; the critical need for timely access to appropriate equipment and infrastructure, which may impact our market access and business plan execution; the operational complexities and inherent risks of drilling, completions, workover, and hydraulic fracturing operations that could adversely affect our business; the volatility of natural gas prices and its potential adverse effect on our financial condition and operations; the risks of construction delays, cost overruns,

11 and negative effects on our financial and operational performance associated with midstream projects; the potential fundamental impact on our business if our assessments of the Beetaloo are materially inaccurate; the concentration of all our assets and operations in the Beetaloo, making us susceptible to region-specific risks; the substantial doubt raised by our recurring operational losses, negative cash flows, and cumulative net losses about our ability to continue as a going concern; complex laws and regulations that could affect our operational costs and feasibility or lead to significant liabilities; community opposition that could result in costly delays and impede our ability to obtain necessary government approvals; exploration and development activities in the Beetaloo that may lead to legal disputes, operational disruptions, and reputational damage due to native title and heritage issues; the requirement to produce natural gas on a Scope 1 net zero basis upon commencement of commercial production, with internal goals for operational net zero, which may increase our production costs; the increased attention to ESG matters and environmental conservation measures that could adversely impact our business operations; risks related to our corporate structure; risks related to our common stock and CDIs; and the other risk factors discussed in the this report and the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.